Exhibit 10.2

Terrance A. Duffy

Executive Chairman

June 26, 2009

Mr. Leo Melamed

Melamed & Associates

10 South Wacker Drive, Suite 3275

Chicago, IL 60606

Dear Mr. Melamed:

This letter will confirm the terms of your agreement (the “Agreement”) with the undersigned CME Group Inc. (“CME”), with respect to your performance of consulting services for CME and its subsidiaries and affiliates (collectively with CME, the “CME Entities”) following your retirement from the Board of Directors of CME.

1. Term. This Agreement shall commence effective upon the date of your retirement from the Board of Directors of the CME. This agreement shall terminate upon your death.

2. Scope of Consulting Services. During the term of this Agreement, you will render consulting services to CME and CME Entities upon request with respect to the futures business and industry and related matters and other matters in which you have expertise. In providing such services, you shall comply with all applicable laws, statutes, regulations, orders, codes and other acts of any applicable governmental authority and the policies, standards and regulations of CME and the CME Entities. You will personally perform all of the consulting services required under this Agreement. Any request for consulting services under this Agreement will be made by the Chief Executive Officer of CME. The Chief Executive Officer insofar as reasonably practicable, shall consider your convenience in the timing of his requests, and your failure or inability, by reason of temporary illness or other cause beyond your control or because of your absence for reasonable periods, to respond to such requests during any such temporary period shall not be deemed to constitute a default on your part in the performance of your consulting services under this Agreement.

3. Consulting Fee. In consideration for your consulting services and the non-compete and confidentiality provisions of this Agreement, CME shall pay to you $300,000 per annum during this Agreement’s term, payable in four equal installments of $75,000 and a pro-rata amount for periods less than a full three month period. The first such installment shall be paid as soon as practicable following effectiveness of this Agreement, with respect to the first three month period, and all subsequent installments shall be due and payable on or about the first day of each subsequent three month period during the term of this Agreement.

4. Expense Reimbursement /Other Benefits. CME shall reimburse you for, or advance to you, all reasonable and necessary out-of-pocket travel and other expenses incurred by you at the specific request of a CME Entity and otherwise consistent with CME expense reimbursement policies from time to time in effect in connection with your performance of consulting services hereunder. Such expenses shall be reimbursed or advanced promptly after your submission to CME of expense statements, including copies of receipts and other documents verifying the amounts included therein, in such reasonable detail as CME may require. During the term of this Agreement, CME shall provide you with an office and secretarial assistance.

5. Nature of the Consulting Relationship. You will perform the consulting services required under this Agreement as an independent contractor to, and not as an agent or employee of, CME or any other CME Entity. Except as and to the extent that CME or another CME Entity, as the case may be, may otherwise prescribe in writing, you shall not have any authority to negotiate or to conclude any contracts on behalf of, or otherwise bind, CME or any other CME Entity. You shall be solely responsible for and shall pay all amounts of applicable federal and state income and self employment taxes. You shall not be eligible to participate in any employee benefit, group insurance or compensation plans or programs maintained by any CME Entity. Neither CME nor any other CME Entity shall provide Social Security, unemployment compensation, disability insurance, workers’ compensation or similar coverage, or any other statutory employment benefit, to you.

6. Assisting Competitors. During the term of this Agreement and for a period of one year thereafter, you will not, without the prior written consent of CME (a) render any services whether or not for compensation, to other individuals, firms, corporations or entities in connection with any matter that involves material interests adverse to any CME Entity, (b) directly or indirectly compete with any CME Entity anywhere in the world or (c) engage in any business or activity that you reasonably believe to be materially detrimental to the business or interests of any CME Entity.

7. Confidential Information. In connection with your service to the CME Entities and their predecessors, and pursuant to this Agreement, you have acquired or may acquire confidential information with respect to the business, plans, strategies, finances, technology, markets, operations, customers, members, employees, suppliers and vendors and other matters of or related to the CME Entities (collectively, the “Confidential Information”). Unless disclosure is required by law, you shall not, without the prior written consent of CME, at any time, whether during or after the term of this Agreement, communicate or divulge any Confidential Information to anyone other than a CME Entity or those other persons or entities designated by CME. All records, files, documents, notes, data and the like relating to the business or activities of any CME Entity which you shall prepare, develop, use, compile or receive shall be and remain the sole property of CME, or such other CME Entity as the case may be, and shall be returned upon CME’s request. “Confidential Information” shall exclude information (a) readily available in the public domain other than as a result of your act or omission or (b) obtained from third parties rightfully in possession of such information and having no direct or indirect confidentiality obligation to any CME Entity.

8. Non-Waiver. The failure by either party to exercise any of its or his rights in the event of a breach of this Agreement by the other party shall not be construed as a waiver of such breach or any subsequent breach, or prevent either party from later enforcing strict compliance with this Agreement as to such breach or any subsequent breach.

9. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, such provision shall be modified or deleted in such manner so as to make this Agreement, as modified, legal and enforceable, and the remaining provisions hereof shall continue in full force and effect.

10. Notices. All notices and other required communications under this Agreement (“Notices”) shall be in writing, and shall be sent to a party at the address set forth below such party’s signature block below. A party may change its address by sending Notice to the other party of the new address. Notices shall be given: (a) by personal delivery to the other party; (b) by facsimile, with a confirmation sent by registered or certified mail, return receipt requested; (c) by registered or certified mail, return receipt requested; or (d) by express courier (e.g. DHL, Federal Express, etc.). Notices shall be effective and shall be deemed delivered: (i) if by personal delivery, on the date of the personal delivery; (ii) if by facsimile, on the date stated in the electronic confirmation, delivered during normal business hours (8:00 a.m. to 5:00 p.m. at recipient’s location), and, if not delivered during normal business hours, on the next business day following delivery; (iii) if solely by mail, on the date of receipt as stated on the return receipt; or (iv) if by express courier, on the date signed for or rejected as reflected in the courier’s delivery log.

11. Miscellaneous. This Agreement is personal to you, and you shall not assign this Agreement without CME’s prior written consent. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. This Agreement contains the entire understanding between CME and yourself with respect to the subject matter hereof and supercedes and voids all prior negotiations, discussions, and agreements, whether written or oral. This Agreement may not be amended, modified or extended other than by a written agreement executed by the parties hereto.

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Please confirm that the foregoing Agreement correctly sets forth the agreement between CME and yourself by signing and returning to CME on of the enclosed copies of this letter. This letter agreement will supersede and replace in its entirety that certain letter agreement between CME and you, dated as of January 31, 2005.

Very truly yours,

CME GROUP INC.

/s/ Terrence A. Duffy
Executive Chairman Of The Board June 26, 2009
Agreed and Accepted as of June 26, 2009	Address for Notice Purposes:

/s/ Leo Melamed	CME Group Inc. 20 South Wacker Drive Chicago, IL 60606
Leo Melamed	Attention: General Counsel

Address for Notice Purposes:

Melamed & Associates 10 South Wacker Drive, Suite 3275 Chicago, IL 60606